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                                                            SEC FILE NUMBER
                                                               000-32657

                                                              CUSIP NUMBER

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q
             [ ] Form N-SAR

         For Period Ended:  June 30, 2001
                          ------------------------------------------------------
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                         ---------------------------------------


  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


--------------------------------------------------------------------------------
PART I - REGISTRANT  INFORMATION

Elektryon
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

6565 Spencer Street, Suite 206
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Las Vegas, NV  89119
--------------------------------------------------------------------------------
City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)



  [X]    (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [ ]    (b)      The subject annual report, or semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

  [ ]    (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.



                                                 (ATTACH EXTRA SHEETS IF NEEDED)
SEC 1344(8-89)

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

         THE REGISTRANT HAS BEEN UNABLE TO COMPLETE ITS UNAUDITED FINANCIAL STATEMENTS FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2001 DUE TO THE FACT THAT THE REGISTRANT'S AUDITED FINANCIAL STATEMENTS FOR THE PERIODS ENDED DECEMBER 31, 2000 HAVE NOT BEEN COMPLETED. THE PREPARATION OF THE AUDITED FINANCIAL STATEMENTS HAS BEEN DIFFICULT AND TIME-CONSUMING BECAUSE OF THE CIRCUMSTANCES DESCRIBED IN THE REGISTRANT'S FORM 10 AS WELL AS INCOMPLETE RECORDKEEPING DURING THE PERIODS COVERED BY THE AUDITED FINANCIAL STATEMENTS.



PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Joanne Firstenberg       (702)                     361-1719
--------------------------------------------------------------------------------
         (Name)                   (Area Code)               (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                               [X] Yes    [ ] No
--------------------------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?


                                                 [ ] Yes    [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
================================================================================



                                    Elektryon
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                          By: Elektryon

Date:   August 14, 2001                  By: /s/ Michael E. Holmstrom
      ----------------------                 --------------------------------
                                               President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).





                                                 (ATTACH EXTRA SHEETS IF NEEDED)
SEC 1344(8-89)